Issuer Free Writing Prospectus dated November 15, 2007

Filed Pursuant to Rule 433 of the Securities Act of 1933

Registration Statement No. 333-145742

Kana Software, Inc. (the “Company”) has filed a registration statement (Registration No. 333-145742, including a base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will arrange to send you the base prospectus if you request it by calling (650) 614-8300.

Subscription Agreement

This subscription (this “Subscription”) is dated November 15, 2007, by and between the investor identified on the signature page hereto (the “Investor”) and Kana Software, Inc., a Delaware corporation (the “Company”), whereby the parties agree as follows:

1. Subscription.

(a) Investor agrees to buy and the Company agrees to sell and issue to Investor such number of shares (the “Securities”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), as set forth on the signature page hereto, for an aggregate purchase price set forth on the signature page hereto (the “Purchase Price”).

(b) The Securities have been registered on a Registration Statement on Form S-3, Registration No. 333-145742, which registration statement has been declared effective by the Securities and Exchange Commission and is effective on the date hereof (together with any registration statement filed by the Company pursuant to Rule 462(b) under the Securities Act of 1933, the “Registration Statement”). A final prospectus supplement will be delivered as required by law.

(c) On the closing date, which, in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, is expected to occur on or about November 21, 2007 (the “Closing Date”), upon satisfaction or waiver of all the conditions to closing set forth in the Placement Agency Agreement (the “Placement Agreement”) dated November 15, 2007 by and among the Company and the placement agent named therein (the “Placement Agent”), (i) the Company shall cause its transfer agent to release to the Investor or the Placement Agent (in the event the Shares are settled via DVP), as the case may be, the number of Shares being purchased by the Investor (such release of Shares shall be made through the facilities of The Depository Trust Company’s DWAC system) and (ii) the aggregate purchase price for the Securities being purchased by the Investor will be delivered by or on behalf of the Investor to the Company. In the event that the Shares are settled via DWAC, the provisions set forth in Exhibit A hereto shall be incorporated herein by reference as if set forth fully herein. In the event that the Shares are settled via DVP, the provisions set forth in Exhibit B hereto shall be incorporated herein by reference as if set forth fully herein.

2. Company Representations and Warranties. As of the date hereof and the Closing Date, the Company represents and warrants that: (a) it has full corporate power and authority to enter into this Subscription and to perform all of its obligations hereunder; (b) this Subscription has been duly authorized and executed by the Company and, when delivered in accordance with the terms hereof, will constitute a valid and binding agreement of the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally or subject to general principles of equity; (c) the execution and delivery of this Subscription and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (i) the Company’s Certificate of Incorporation or Bylaws, or (ii) any material agreement to which the Company is a party or by which any of its property or assets is bound; (d) the Shares when issued and paid for in accordance with the terms of this Subscription will be duly authorized, validly issued, fully paid and non-assessable; (e) the Registration Statement and any post-effective amendment thereto, at the time it became effective, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (f) the prospectus contained in the Registration Statement, as amended or supplemented, did not contain as of the effective date thereof, and as of the date hereof does not contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3. Investor Representations, Warranties and Acknowledgments.

(a) The Investor represents and warrants that: (i) it has had full access to the base prospectus included in the Registration Statement and the Company’s periodic reports and other information incorporated by reference therein; (ii) it is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Securities; (iii) the Investor is purchasing the Securities in this offering pursuant to the base prospectus within the Registration Statement and a final prospectus supplement to be dated prior to the Closing Date; (iv) the Investor is purchasing the Securities for its own account and not with a view to or for sale in connection with any distribution of the Securities; (v) the Investor has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company; (vi) the Investor is a “Qualified Institutional Buyer” as that term is defined in Rule 144A adopted under the Securities Act of 1933, or is an “institutional investor “ as defined by applicable state securities laws, and an “accredited investor” as defined in Regulation D under the Securities Act of 1933 (excluding natural persons), and (vii), except as set forth below, the Investor is not a, and it has no direct or indirect affiliation or association with any, Financial Industry Regulatory Authority, Inc. member as of the date hereof.

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

(b) The Investor also represents and warrants that, other than the transactions contemplated hereunder, the Investor has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Investor, engaged in any transactions in the securities of the Company (including, without limitations, any disposition, including “short sales” as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934 (“Short Sales”)), since the time that such Investor was first contacted by the Company or Roth Capital Partners, LLC regarding an investment in the Company (the “Discussion Time”). The Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

4. Investor Covenant Regarding Short Sales and Confidentiality. The Investor covenants that neither it nor any affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales or other disposition of securities of the Company during the period after the Discussion Time and ending at the time that the transactions contemplated by this Subscription are first publicly announced through a press release. The Investor covenants that until such time as the transactions contemplated by this Subscription are publicly disclosed by the Company through a press release, the Investor will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

5. Public Disclosure. The Company shall (i) before the opening of trading on the Over-the-Counter Bulletin Board on the next trading day after the date hereof, issue a press release, disclosing all material aspects of the transactions contemplated hereby, to the extent permitted by applicable law, and (ii) make such other filings and notices in the manner and time required by the Securities and Exchange Commission with respect to the transactions contemplated hereby. The Company shall not identify the Investor by name in any press release or public filing, or otherwise publicly disclose the Investor’s name, without the Investor’s prior written consent, unless required by law or the rules and regulations of any self-regulatory organization or exchange to which the Company or its securities are subject.

6. Miscellaneous.

(a) This Subscription constitutes the entire understanding and agreement between the parties with respect to its subject matter, and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Subscription. This Subscription may be modified only in writing signed by the parties hereto.

(b) This Subscription may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile.

(c) This Subscription shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. To the extent determined by such court, the prevailing party shall reimburse the other party for any reasonable legal fees and disbursements incurred in enforcement of, or protection of any of its rights under this Subscription.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this Subscription.

KANA SOFTWARE, INC.

By:
Name:
Title:
Number of Shares: ________________________________

Purchase Price Per Share: $________________________		Address for Notice:

Aggregate Purchase Price: $________________________		Kana Software, Inc.
181 Constitution Drive
Menlo Park, California 94025
Facsimile: 650-614-8301
Attention: Chief Executive Officer

INVESTOR: ______________________________________

By:
Name:
Title:

Address for Notice:

Facsimile: ________________________________________

Attention: ________________________________________

EXHIBIT A

SETTLING VIA DWAC

Delivery through the facilities of The Depository Trust Company’s (“DTC”) DWAC system, registered in the Investor’s name and address as set forth on the Signature Page of the Agreement to which this Exhibit A is attached, and released by InterWest Transfer Agent, the Company’s transfer agent (the “Transfer Agent”), to the Investor at the Closing.

NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THE AGREEMENT TO WHICH THIS EXHIBIT A IS ATTACHED BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

(I)	PROVIDE THE FOLLOWING INFORMATION TO THE PLACEMENT AGENT: (1) NAME OF DTC PARTICIPANT (BROKER DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED); (2) DTC PARTICIPANT NUMBER; (3) NAME OF ACCOUNT AT DTC PARTICIPANT BEING CREDITED WITH THE SHARES; AND (4) ACCOUNT NUMBER AT DTC PARTICIPANT BEING CREDITED WITH THE SHARES.

(II)	DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) ON THE CLOSING DATE INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES, AND

(III)	REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SECURITIES BEING PURCHASED BY THE INVESTOR TO THE ACCOUNT INSTRUCTED BY THE PLACEMENT AGENT.

EXHIBIT B

SETTLING VIA DVP

Delivery versus payment (“DVP”) (i.e., the Company shall deliver Shares registered in the Investor’s name and address as set forth on the Signature Page of the Agreement to which this Exhibit B is attached and released by the Transfer Agent through DTC’s DWAC system to the Investor at the Closing directly to the account(s) at the Placement Agent identified by the Investor and simultaneously therewith payment shall be made by the Placement Agent from such account(s) to the Company).

NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THE AGREEMENT TO WHICH THIS EXHIBIT B IS ATTACHED BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

(I)	NOTIFY THE PLACEMENT AGENT OF THE ACCOUNT OR ACCOUNTS AT THE PLACEMENT AGENTS TO BE CREDITED WITH THE SHARES BEING PURCHASED BY SUCH INVESTOR, AND

(II)	CONFIRM THAT THE ACCOUNT OR ACCOUNTS AT THE PLACEMENT AGENT TO BE CREDITED WITH THE SHARES BEING PURCHASED BY THE INVESTOR HAVE A MINIMUM BALANCE EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SECURITIES BEING PURCHASED BY THE INVESTOR.

(III)	IF THE SHARES ARE TO BE FURTHER CREDITED TO AN ACCOUNT HELD ELSEWHERE THAN AT THE PLACEMENT AGENT, PROVIDE THE FOLLOWING INFORMATION TO THE PLACEMENT AGENT: (1) NAME OF DTC PARTICIPANT (BROKER DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED); (2) DTC PARTICIPANT NUMBER; (3) NAME OF ACCOUNT AT DTC PARTICIPANT BEING CREDITED WITH THE SHARES; AND (4) ACCOUNT NUMBER AT DTC PARTICIPANT BEING CREDITED WITH THE SHARES.